EXHIBIT 99.2


         As used in Exhibit 99.1, "Adjusted EBITDA" represents Net Operating Income before depreciation and amortization charges (i.e., "EBITDA") as further adjusted for projected charges and credits specified below, none of which assume consummation of AWI's Plan of Reorganization. Regarding these charges, see the notes below. "Adjusted EBITDA" is a non-GAAP financial measure which is used by AWI's management for various business purposes including capital allocation and management incentive compensation decision-making. A reconciliation of the projected Adjusted EBITDA amount to the projected Net Operating Income amount, which management considers the most nearly comparable GAAP financial measure, follows.

                                                 2006          2007
                                               ------        ------
RECONCILIATION TO GAAP

NET OPERATING INCOME                              228.5         299.5
                                               --------      --------
Depreciation & Amortization                       135.8         134.5
                                               --------      --------
EBITDA                                            364.3         434.0
                                               ========      ========

EBITDA Adjustments:

LTIP                                      (a)      17.1          17.5

Retention                                 (b)       3.7           3.8

Pension Credit                            (c)     (37.8)        (49.0)

Gain on Sale of Assets                    (c)     (15.0)       --

Restructuring Charges                     (d)      13.7 (e)       4.7

Other Charges                             (f)      21.0        --
                                               --------      --------
ADJUSTED EBITDA                                   367.0         411.0
                                               ========      ========

Notes:

(a) Reflects incentive awards payable in 2006 and 2007 under the company's 1999 Long-Term Incentive Plan, a non-recurring cash item adjustment to EBITDA.

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(b) Reflects retention bonus payments to be made in 2006 and 2007 under the company's employee retention program, a non-recurring cash item adjustment to EBITDA.

(c) Reflects a non-cash item adjustment to EBITDA.

(d) Reflects non-recurring cash item adjustments to EBITDA, except as indicated in note (e).

(e) Includes $3.9 million of cash Restructuring Charges and $9.8 million of non-cash charges.

(f) Reflects cash and non-cash charges related to cost reduction initiatives.